Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
AMENDED CERTIFICATE OF INCORPORATION
OF XOMA CORPORATION

A Delaware Corporation

XOMA Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Corporation is XOMA Corporation.

SECOND: The date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware (the “Secretary of State”) was December 23, 2011, which became effective on December 31, 2011. A Certificate of Domestication was filed with the Secretary of State on December 23, 2011, which became effective on December 31, 2011. A Certificate of Amendment of Certificate of Incorporation was filed with the Secretary of State on May 25, 2012.

THIRD: The Board of Directors of the Corporation, acting in accordance with provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended Certificate of Incorporation as follows:

The first paragraph of Article FOURTH is hereby amended and restated in its entirety to read as follows:

“FOURTH: The total number of shares of all classes of stock which the Company shall have authority to issue is 278,333,332, of which 277,333,332 shares with a par value of $0.0075 per share shall be designated as common stock (“Common Stock”) and 1,000,000 shares with par value $0.05 per share shall be designated as preferred stock (“Preferred Stock”).”

FOURTH: The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: All other provisions of the Amended Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, XOMA Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this 22d day of May, 2014.

XOMA CORPORATION

By:	/s/ John Varian
John Varian
Chief Executive Officer